Exhibit 99.1

Global Net Lease Highlights Strategic Accomplishments in 2025

NEW YORK – January 8, 2026 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) today announced the successful completion of its key strategic objectives in 2025, a year of significant transformation that strengthened the Company’s balance sheet, enhanced operational performance and strategically aligned its portfolio to support long-term growth and deliver sustained shareholder value.

“2025 was a pivotal year for GNL,” said Michael Weil, CEO. “We took deliberate steps to materially improve the Company’s financial and operational profile, creating a durable platform for long-term growth. Looking ahead to 2026, we are focused on driving earnings growth through share repurchases, selective acquisitions, or a combination of both, while opportunistically divesting assets when value is compelling. We plan to continue to maintain a disciplined approach to capital allocation, a prudent balance sheet and a continued focus on operational excellence.”

2025 Strategic Accomplishments:

▪	Strategic Disposition Program Reached $3.3 Billion: Since launching its strategic disposition program in 2024, GNL has completed approximately $3.3 billion in sales, including $987 million of occupied single-tenant non-core assets at a 7.6% cash cap rate and $2.0 billion of occupied multi-tenant assets at an 8.2% cash cap rate, repositioning the Company as a pure-play single-tenant net lease REIT. Culminating the disposition program was the sale of the McLaren Campus for £250 million at a 7.4% cash cap rate, generating approximately £80 million in value above its original acquisition price. With the disposition program now effectively complete, GNL has entered its next strategic phase, focused on prudently driving earnings growth while continuing to opportunistically divest assets when value is compelling.

▪	Significant Leverage Reduction: GNL has strategically applied net proceeds from its non-core asset sales to reduce outstanding debt, strengthening its balance sheet and increasing liquidity and borrowing capacity under its Revolving Credit Facility. The strategic disposition program has enabled the Company to reduce total debt by over $2.7 billion.

▪	Accretive Share Repurchase Program: Since initiating its Share Repurchase Program in February 2025, GNL has continued to utilize incremental net proceeds from non-core asset sales to accretively repurchase shares. Through December 31, 2025, GNL has repurchased 15.4 million shares at a weighted average price of $7.77 per share, totaling $120 million, capitalizing on the opportunity to buy back shares at an AFFO yield of approximately 12%. We believe repurchasing shares at this yield represents a more compelling use of capital relative to alternatives, such as acquisitions, which have been less attractive to date.

▪	Credit Rating Upgrades: GNL achieved a core objective by attaining investment-grade status when Fitch Ratings upgraded its corporate credit rating to BBB- from BB+, while S&P Global raised GNL’s corporate rating to BB+ from BB and upgraded its issuer-level rating on unsecured notes to investment-grade BBB- from BB+. These rating actions reflect the decisive steps taken to strengthen the Company’s balance sheet and credit profile through disciplined capital management and consistent execution of strategic initiatives.

▪	Continued Leasing Momentum: GNL continued to drive leasing momentum in 2025 through active asset management, completing over 2.4 million square feet of new leases and renewals and achieving attractive renewal spreads exceeding 11% above expiring rents. By engaging tenants early and working closely throughout the lease process, the Company has been able to maximize occupancy, retention, and rental growth across its portfolio.

▪	$1.8 Billion Revolving Credit Facility Refinancing: GNL opportunistically refinanced its $1.8 billion Revolving Credit Facility in August 2025, significantly improving pricing, increasing liquidity and extending its weighted-average debt maturity. Since the third quarter of 2024, the Company has lowered its cost of borrowing on the Revolving Credit Facility by approximately 70 basis points.

GlobalNetLease.com	(323) 265-2020 | 650 Fifth Avenue, 30th Floor, New York, NY 10019

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded internally managed real estate investment trust that focuses on acquiring and managing a global portfolio of income producing net lease assets across the U.S., and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “potential,” “predicts,” “plans,” “intends,” “would,” “could,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks that any potential future acquisition or disposition by the Company, is subject to market conditions, capital availability and timing considerations and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause the Company’s actual results to differ materially from those presented in the Company’s forward-looking statements are set forth in the “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” sections in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com

GlobalNetLease.com	(323) 265-2020 | 650 Fifth Avenue, 30th Floor, New York, NY 10019